Exhibit 99.1

Press Release

Vantage Drilling Company Announces Contract Award for Ultra-Premium Jackup Emerald Driller

HOUSTON, TX — (Marketwire) — 08/22/2008 — Vantage Drilling Company (“Vantage”) (AMEX: VTG.U) (AMEX: VTG) (AMEX: VTG.WS) announced today that its ultra-premium jackup rig, the Emerald Driller has been awarded a two year contract to operate in Southeast Asia. The contract is expected to commence early February 2009, following the completion of its construction and commissioning activities in Singapore.  The contract is subject to cost escalations and may be extended at mutually agreeable rates following its initial two year term.  Estimated revenues to be generated over the initial term are approximately $128.3 million, excluding revenues for cost escalations and client reimbursables.

Paul Bragg, President and Chief Executive Officer, commented, “We are very pleased to announce the accomplishment of this significant milestone in the development of Vantage.  I believe this contract award represents a strong acknowledgment of the quality operating team we have assembled.”

The Emerald Driller is one of four Baker Marine Pacific Class 375 jackup rigs that Vantage currently has under construction.  The Baker Marine Pacific Class 375 jackup rig is an independent leg, cantilever, non-harsh environment jackup with a drilling depth of approximately 30,000 feet and is capable of operating in water depths up to 375 ft. Additionally Vantage has one ultra-deepwater drillship currently under development and an option for the purchase of a second ultra-deepwater drillship.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Vantage’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.